UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2019

SLM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Continental Drive, Newark, Delaware	19713
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 451-0200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.02    RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On January 23, 2019, SLM Corporation (the "Company") issued a press release announcing its financial results for the quarter and year ended December 31, 2018. The press release is furnished as Exhibit 99.1 and incorporated by reference herein.

ITEM 8.01    OTHER EVENTS

On January 23, 2019, the Company announced new capital return initiatives. The Company announced that it has initiated a new policy to pay a regular, quarterly common stock dividend, and its Board of Directors has approved a new share repurchase program.
A 2019 first-quarter dividend of $0.03 per share on the Company’s common stock has been declared by the Company’s Board of Directors and will be paid on March 15, 2019 to shareholders of record at the close of business on March 5, 2019. This marks the first time the Company has paid a common stock dividend since its spin-off of Navient Corporation in 2014. Future common stock dividend declarations are subject to determination by, and the discretion of, the Company’s Board of Directors. The Company may change its new dividend policy at any time.
The new share repurchase program, which is effective immediately and expires on January 22, 2021, permits the Company to repurchase from time to time shares of its common stock up to an aggregate repurchase price not to exceed $200 million. The repurchases may occur through a variety of methods, including open market repurchases, repurchases effected through Rule 10b5-1 trading plans, or other similar transactions. The timing and volume of any repurchases will be subject to market conditions, and there can be no guarantee that the Company will repurchase up to the limit of the program or at all.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

99.1*	Press Release, dated January 23, 2019

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION
Date: January 23, 2019	By:	/s/ STEVEN J. MCGARRY
Steven J. McGarry
Executive Vice President and Chief Financial Officer